Exhibit 99.5

Contact: Kenneth P. Cherven

President/CEO

(727) 520-0987

October 21, 2008

NEWS

RELEASE

FIRST COMMUNITY BANK CORPORATION ANNOUNCES THIRD QUARTER RESULTS

Kenneth P. Cherven, President and C.E.O. of First Community Bank Corporation of America, reported net income for the third quarter ended September 30, 2008 of $174,000 or $0.04 basic per share, compared to $834,000 or $0.20 basic per share for the same period in 2007.

The $660,000 decline in third quarter earnings from the prior year reflects a $1,070,000 increase in provision for loan losses combined with a $189,000 decline in net interest income.

For the nine-month period ended September 30, 2008, First Community reported net income of $881,000 or $0.21 basic per share, compared to $2,344,000 or $0.58 basic per share for the same period in 2007.

The first nine months of 2008 reflected a $1,650,000 increase in provision for loan losses and a $989,000 increase in noninterest expense reflecting an investment in new branches and infrastructure to support growth.

The Bank’s total deposits increased $38 million over the third quarter of the prior year, representing an 11% increase. Total loans increased by $9 million from June 30, 2008, a 2% increase and increased by $25 million from September 30, 2007, a 7% increase.

For the nine-month period ended September 30, 2008, First Community reported Return on Average Assets of .25%, Return on Average Equity of 3.13% and a Net Interest Margin of 3.47%. Nonperforming assets as a percentage of total assets at the end of the period was 2.83%.

First Community currently operates 10 offices along the west coast of Florida with $476 million in assets, a decrease of $6 million from June 30, 2008, a 1% decrease. Total assets increased by $55 million over the third quarter of the prior year, representing a 13% increase. First Community Bank Corporation of America is traded on the NASDAQ Capital Markets under the symbol FCFL.

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This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Factors that could cause actual results to differ from the results discussed in the forward-looking statements include, but are not limited to: risk of loans and investments, including dependence on local economic conditions competition for the company’s customers from other providers of financial services; possible adverse effects of changes in interest rates; execution and implementation of a series of previously announced strategic initiatives; balance sheet and capital ratio risks related to the share repurchase program; risks related to the company’s acquisition and market extension strategy, including risks of adversely changing results of operations and factors affecting the company’s ability to consummate further acquisitions or extend its markets; and other risks detailed in the company’s filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the company.